Exhibit 99.1

Contact:
Nancy Krejsa
Senior Vice President
Investor Relations and Corporate Communications
+1-972-595-5083
nkrejsa@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — August 7, 2012 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of sixty cents per share of common stock payable to shareholders of record as of September 4, 2012. The dividend will be payable September 17, 2012.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with over $1.0 billion in revenue and 19 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.